Exhibit 99.1

Larry Pierce Media Relations (713) 369-9407	Dax Sanders Investor Relations (713) 369-9103 www.kindermorgan.com

Kinder Morgan Energy Partners to Increase Distribution; Closes Tejas Acquisition and Enters Into New Long-Term Contracts

HOUSTON, Feb. 28 -- Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today announced it will recommend that its board of directors increase the first quarter cash distribution per common unit to at least $0.575 (an annualized rate of $2.30) from $0.55 (an annualized rate of $2.20). This will be KMP's 12th distribution increase since it was formed in February of 1997, and it will be payable on May 15, 2002 to common unitholders of record on April 30, 2002.

"We are experiencing a strong first quarter due primarily to internal growth on our pipeline and terminal assets," said KMP Chairman and CEO Richard D. Kinder. "As a result, we are in a position to increase our distribution a full quarter earlier than we had anticipated." KMP previously announced plans to increase the distribution in the first full quarter following the closing of Tejas Gas, LLC, which occurred today.

Kinder Morgan Tejas is a 3,400-mile natural gas pipeline with a transportation capacity of 3.5 billion cubic feet (Bcf) per day. It extends from south Texas along the Mexico border and the Texas Gulf Coast to near the Louisiana border and north from near Houston to east Texas. "The Tejas acquisition, which we expect will be significantly accretive to cash available for distribution to KMP unitholders, is a good fit with Kinder Morgan Texas Pipeline (KMTP)," Kinder explained. "By combining the operations of these large intrastate pipeline systems, we expect to increase transportation capacity, improve reliability and create additional services for our customer base. In fact, we have already received enthusiastic support from local utility companies, which have agreed to extend and enter into new long-term contracts that will grow and bolster the stability of these two pipelines."

KMTP has extended agreements and entered into new transportation and sales contracts approaching 200 Bcf per year with Reliant Energy Entex through July of 2007. Additionally, effective March 1, 2002, KMTP has extended various natural gas transportation, sales and storage contracts with Reliant Energy, Inc. totaling approximately 84 Bcf per year for 15 years. Much of this gas will be used to power eight electricity plants in the Houston area that are built in proximity to the KMTP and Kinder Morgan Tejas pipelines. KMTP also recently executed additional natural gas transportation and storage contracts with Southern Union Gas Company and Entergy Gulf States, Inc.

KMP management said it is comfortable with both the first quarter consensus earnings estimate of $0.44 and the 2002 consensus estimate of $1.81. In addition, Kinder Morgan, Inc. (NSYE: KMI), which owns the general partner of KMP, is comfortable with both the first quarter consensus earnings estimate of $0.66 and the 2002 consensus estimate of $2.59.

KMP expects to achieve its previously announced annualized distribution target of at least $2.50 per unit by year-end, without any additional acquisitions.

Please join us at 1 p.m. Eastern Time on Thursday, Feb. 28, at www.kindermorgan.com for a LIVE webcast conference call. Accompanying materials can be found at:
http://www.kindermorgan.com/investor_relations/presentations/km_facts.pdf .

Kinder Morgan Energy Partners, L. P. is the nation's largest pipeline master limited partnership with an enterprise value of approximately $9 billion. KMP owns and operates more than 25,000 miles of pipelines and over 70 terminals. Its pipelines transport more than two million barrels per day of gasoline and other petroleum products and up to 7.8 billion cubic feet per day of natural gas. Its terminals handle over 55 million tons of coal and other dry-bulk materials annually and have a liquids storage capacity of approximately 55 million barrels for petroleum products and chemicals. KMP is also the leading provider in the U.S. of CO2, which is used in enhanced oil recovery projects.

The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI), one of the largest midstream energy companies in America. Combined, the two companies have an enterprise value of approximately $18 billion.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan's Form 10-K and 10-Q as filed with the Securities and Exchange Commission.

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